Exhibit 10.1

April 15, 2007

Mr. Alan D. Schnitzer
425 Lexington Avenue

New York, NY 10017

Dear Alan:

It is my pleasure to provide you with this letter to confirm our offer for the position of Vice Chairman and Chief Legal Officer of The Travelers Companies, Inc. (“Travelers”).  Your first day of employment will be April 23, 2007 or such earlier date as we agree.  I am very excited about the future of Travelers, and your leadership and experience will be invaluable to our continued success.

The following are the principal terms on which you will be employed:

Position; Duties

You will be Vice Chairman and Chief Legal Officer, and a member of Travelers’ most senior policy setting committee of executives, currently the Management Committee. You will report directly to me and, to the extent consistent with Travelers’ by-laws, the Board of Directors and perform such duties as are consistent with your positions. Without limiting the generality of the foregoing, your specific responsibilities shall include management and direct oversight of the legal and government affairs functions.

Base Salary	$650,000 per annum, payable in accordance with normal payroll, to be reviewed annually and subject to adjustment in the discretion of our Compensation Committee.

Annual Cash Incentives

In respect of the fiscal year ending December 31, 2007, you will be paid a bonus of not less than $1,500,000, provided, that your entitlement to a minimum amount shall be conditioned upon the achievement for fiscal year 2007 of the return on equity performance goal set forth in Travelers’ Senior Executive Performance Plan. This bonus will be paid at the same time as 2007 bonuses are paid to senior executives of similar rank. In respect of years following 2007, you will be paid a bonus at the discretion of our Compensation Committee comparable to, and paid at the same time as, bonuses to senior executives of similar rank. However, assuming acceptable performance by you and Travelers during an applicable year, it is anticipated that you will be paid a bonus with a range between $1,000,000 and $2,000,000, with a normal expectation of $1,500,000. Such range and normal expectation will be reviewed annually when base salary is reviewed and subject to adjustment at the discretion of the Compensation Committee. You must be actively employed by Travelers at the time of payment to receive any bonus described above.

Equity Grants

Beginning in the first quarter of 2008, you will be eligible for an equity award in respect of the prior fiscal year with an approximate fair value at grant equal to 300% of the annual rate of your then-current base salary. The actual multiple of base salary represented by each annual equity award may vary from year to year depending upon any factors our Compensation Committee deems appropriate. These awards will have terms and conditions similar to those applicable to, and granted at the same time as, awards of other senior executives of similar rank.

Sign-On Incentive

Upon your commencement date (which shall be your actual first day of employment), you will be entitled to: (i) $500,000 in cash, payable upon or as soon as practicable after your commencement date, (ii) an award of restricted stock units (the “RSUs”) for such number of shares of Travelers’ common stock equal to $8,000,000 divided by the closing price per share of Travelers’ common stock on your commencement date, (iii) an award of a stock option (the “Option”) having an exercise price equal to the closing price per share of Travelers’ common stock on your commencement date and exercisable for such number of shares of Travelers’ common stock so that the fair market value of the Option, calculated with the same methodology and assumptions used by Travelers for financial reporting purposes (excluding estimate for forfeitures) at the date of such award, equals $2,000,000.

The RSUs and the Option will be granted pursuant to our 2004 Stock Incentive Plan attached as Exhibit A (the “2004 Plan”), and such grants will be evidenced by and subject to the terms and conditions of the Notification and Agreements attached as Exhibit B and Exhibit C, respectively.

Pension Buyout

In recognition of your forfeiture of certain pension benefits, upon your commencement date, you will be entitled to a deferred compensation credit of $4,000,000 to a bookkeeping account (the “Deferred Compensation Account”) established, and treated as the deferral of an Incentive Award, under our Deferred Compensation Plan, attached as Exhibit D, and you shall be deemed to have elected a lump sum form of distribution thereunder. This deferred compensation credit is in the nature of a sign-on incentive and will not be benefit bearing for purposes of Travelers’ employee benefit programs.

The deferred compensation credit called for above will be added to a separate Deferred Compensation Account and will be subject to the terms of the Deferred Compensation Plan, including your right to notionally invest such account among the available notional investments; provided, however, that if prior to the first anniversary of your commencement date, Travelers terminates your employment for Cause, or you resign without Good Reason, you will forfeit the balance of such Deferred Compensation Account; and provided further that except as set forth in the preceding proviso, such Deferred Compensation Account will in no event be subject to forfeiture, offset or reduction. The Distribution Event Date under the Deferred Compensation Plan for such Deferred Compensation Account shall be as specified in Section 2.2(e)(1) of such plan.

You will otherwise be eligible to participate in the Deferred Compensation Plan on the same terms as are applicable to other senior executives of Travelers.

Severance/Non-Solicitation

You will be entitled to participate in the St. Paul Travelers Companies, Inc. Severance Plan attached as Exhibit E, or any successor or other severance plan in which senior executives of similar rank participate.

In addition, as a condition to commencement of your employment, you must execute, and Travelers will execute, the Non-Solicitation and Non-Disclosure Agreement attached as Exhibit F.

Notwithstanding anything to the contrary, including, without limitation, any provisions of the St. Paul Travelers Companies, Inc. Severance Plan attached as

Exhibit E, no benefit under this letter (including any accelerated vesting of any equity award) will operate as an offset to any severance entitlement.

With respect to the calculation of your severance entitlement for any severance-triggering termination, until the time you have received two payments under the annual incentive compensation plan, (i) for any year in which you have not received an annual bonus, you will be treated as having received an annual bonus of $2,000,000, and (ii) for any year in which you have received an annual bonus, you will be treated as having received an annual bonus equal to the greater of your actual bonus or $2,000,000.

Executive Tax and Financial Planning/Executive Physical

You will be eligible for executive tax and financial planning provided to other senior executives of similar rank. You will also be eligible for an annual executive physical as provided to other senior executives of similar rank.

Miscellaneous	You will be entitled to four weeks vacation per year.

You will be eligible for reimbursement of professional service expenses incurred in association with negotiating this agreement with the Company.

You will be made whole, on an after-tax basis, for any taxes imposed or arising by reason of any imputed income attributable to your travel from New York to any of our offices.

If, prior to the time the sign-on incentives hereunder have vested in full, there occurs a transaction described in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor thereto, you will also be made whole, on an after-tax basis, for any taxes imposed or arising under Section 4999 of the Code or any successor thereto in connection with (A) your involuntary termination without Cause, (B) your voluntary termination with Good Reason and/or (C) the early vesting or payout of an award hereunder in connection with such a transaction and with Board or committee approval of such early vesting or payout. Notwithstanding the foregoing, if all taxes under Section 4999 of the Code could be eliminated if your payments in the nature of compensation contingent upon the applicable transaction (within the meaning of Section 280G of the Code) were reduced by no more than 10%, then such payments will be so reduced. Any make-whole payment to which you are entitled will be made contemporaneously with the withholding of any taxes imposed by Section 4999 of the Code and in any case no later than 5 days after the date of your payment of any such taxes.

Except as specifically provided in this letter, you will be entitled and subject to all changes in benefits and perquisite plans applicable to other senior executives of similar rank.

Good Reason

For purpose hereof, “Good Reason” shall exist if (i) there is a reduction in your base salary or a reduction in your bonus opportunity below the amounts described above (other than proportionate reductions that apply equally to all senior executives of similar rank), (ii) there is a diminution in your title, duties, or responsibilities, (iii) there is a consequential, involuntary relocation of your principal place of business, (iv) Mr. Fishman is no longer Chief Executive Officer of Travelers (or its successor) or you report to someone other than Mr. Fishman or the Board and/or (v) other events not identified above that would constitute Constructive Discharge, as defined in Exhibit F.

Cause	For purposes hereof, “Cause” shall be as defined in Exhibit F.

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If you have any questions at any time, please give me a call.

Sincerely,

/s/ Jay S. Fishman
Jay S. Fishman
Chief Executive Officer

Accepted:

/s/ Alan D. Schnitzer
Alan D. Schnitzer